Exhibit 3.3

CERTIFICATE OF AMENDMENT OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

XENOPORT, INC.

XENOPORT, INC., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

FIRST: The name of the Corporation is XenoPort, Inc. The original Certificate of Incorporation of the Corporation was filed with the Delaware Secretary of State on May 19, 1999 under the name of “Aardvark, Inc.”

SECOND: The Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions amending its Amended and Restated Certificate of Incorporation as follows:

Section B.1. of ARTICLE V of the Corporation’s Amended and Restated Certificate of Incorporation be, and it hereby is, amended and restated to read in its entirety as follows:

“1. The Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws of the Corporation. The stockholders shall also have power to adopt, amend or repeal the Bylaws of the Corporation.”

THIRD: The foregoing amendment was submitted to the stockholders of the Corporation for their approval, and was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, XENOPORT, INC. has caused this Certificate of Amendment to be signed by its Chief Executive Officer this 19th day of May, 2015.

XENOPORT, INC.

By:	/s/ Ronald W. Barrett
Ronald W. Barrett
Chief Executive Officer